Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT
Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
SECOND QUARTER SALES

Burlington, NJ - December 3, 2003 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced today that net sales for the second quarter ended November 29, 2003 were $789.8 million compared with $782.8 million for the comparative period ended November 30, 2002, a 0.9% increase. These results reflect a 5.9% comparative store sales decrease for the quarter.

September comparative store sales increased 3.5%, October comparative store sales decreased 15.0% and November comparative store sales decreased 4.9%, compared with the same periods last year. Net sales for the six months ended November 29, 2003 were $1.319 billion compared with $1.289 billion for the comparative period ended November 30, 2002, a 2.3% increase. These results reflect a 4.1% comparative store sales decrease for the six-month period. The decline in comparative store sales in October and November were, in part, the result of warm temperatures in the Northeast, Midwest and Southern regions of the country.

During the six months ended November 29, 2003 the Company opened thirteen Burlington Coat Factory stores and two free standing MJM Designer Shoe stores. An additional three Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Three store locations, previously operated as Decelle stores, were converted to Burlington Coat Factory stores. The Company expects to open an additional six Burlington Coat Factory stores and three MJM Designer Shoe stores during the remainder of the current fiscal year. In addition, two locations previously operated as Decelle stores are expected to be converted to Cohoes stores.

Burlington Coat Factory operates 344 stores in 42 states principally under the name "Burlington Coat Factory".